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                                                                       EXHIBIT 2



                                  (VSNL LOGO)
                                                                 NEWS RELEASE...
         VSNL BOARD RECOMMENDS 45 % DIVIDEND FOR FINANCIAL YEAR 2003-04
                       - Q4 NET PROFIT AT RS. 822 MILLION

MUMBAI, JUNE 22 2004: Videsh Sanchar Nigam Ltd. (VSNL), India's leading Internet and Telecom Service provider today announced its audited financial results for the fourth quarter and financial year ended 31st March 2004. THE BOARD OF DIRECTORS OF THE COMPANY, AT THE BOARD MEETING HELD TODAY ALSO RECOMMENDED A DIVIDEND OF 45 %, I.E. RS.4.50 DIVIDEND PER SHARE (WITH A FACE VALUE OF RS. 10).

THE MAIN HIGHLIGHTS OF THE COMPANY'S Q4 FINANCIAL RESULTS ARE-

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
                                                                       (RS. IN MILLION)
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PARTICULARS                        QUARTER ENDED       QUARTER ENDED         YEAR ENDED
                                     31.3.2004           31.3.2003            31.3.2004
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
Total Income                           8,132               10,383               33,711
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PROFIT AFTER TAX                         822                1,911                3,777
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Speaking on the financial performance of the company, Mr. S. K. Gupta said, "The
Company is diversifying into other business areas to broad base its business model so as to grow in the competitive environment. The share of enterprise data business is growing at a rapid pace and today contributes around 30 % of the company's operating revenues."

The company attributes the drop in its income to drop in ILD voice revenue on account of sharp decline in international settlement rates, domestic tariffs, competition and the growing concern of the ILD grey market. The company stated that the year witnessed a voluminous growth in the traffic routed into the country through grey market channels.

Some of the key achievements of VSNL during the year were:
- VSNL achieved the distinction of being the first telecom service provider globally to achieve the coveted TL 9000 - Quality Management System Certification.
- The company commenced the construction of the 3175 km long, Tata Indicom India-Singapore Cable System, the terabit capacity undersea cable that is expected to transform the international bandwidth scenario in the country.
- VSNL signed a Rs. 500 crore Right to Use agreement for 23,000 route kms or 100,000 fibre kms capacity on an existing advanced fibre optic domestic long distance backbone.
- The company acquired the businesses of Dishnet's ISP division for a consideration of Rs. 270 Crores. The acquisition will help the company consolidate its Internet and broadband presence and will give it a headstart into the retail broadband business.
- VSNL launched operations in Singapore and Sri Lanka through its wholly owned subsidiaries.
- The company also made its foray into the retail market for voice services with the launch of outbound STD / ISD calling cards called 'Hello Duniya' and inbound calling cards from US, UK and Gulf under the banner, 'India-on-call' cards.
- The company consolidated its retail Internet presence with the launch of 'Tata Indicom Total Internet'- an integrated solution comprising multiple Internet services i.e. Internet access, Net Telephony and value added mailing services.
- The company launched MPLS-based ATM and Frame Relay Services in association with AT&T. It also introduced products like Bandwidth-on-demand in its enterprise product portfolio.
- The company commenced the roll out of retail broadband network in select cities. The company would be launching its retail broadband services during the current financial year.

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Speaking about the prospects of the company during the following year, Mr. Gupta added, "The commissioning of the Tata Indicom India-Singapore cable and the recent acquisition of 23,000 k.m. of NLD fibre are envisaged to be key drivers to give an impetus to our rapidly growing Enterprise data business, which now contributes about one third of our revenues. This will also enable the company to implement its strategy in the Internet segment with the launch of our retail broadband services."


ABOUT VSNL

Videsh Sanchar Nigam Limited, first telecom service provider in the world to get the prestigious TL 9000 certification, is India's leading provider of International Telecommunications and Internet Services. As the country's leader in International Long Distance services and with a strong pan-India National Long Distance presence, VSNL is the leader in the Corporate Data Market in the country today with a strong service offering covering IPLCs, ILLs, Frame relay, ATM and MPLS based IP-VPN services. With established relations with over 80 carriers across the globe, VSNL today has a strong infrastructure base that covers multiple gateways, earth stations and submarine cable systems.

Tata-managed VSNL is now rapidly growing its retail and corporate presence under the Tata Indicom brand through its products like high speed broadband, dial-up Internet, net telephony and calling cards, and has an internet subscriber base of over 8,00,000 subscribers. The Company also proposes to consolidate its presence in the Internet space by increasing its impetus on the Retail Broadband business. VSNL also offers a host of other valued added services that include Television / Video uplinking, Program transmission services, Frame relay services and Inmarsat services. The company has recently launched Bandwidth-on-Demand for its ILL customers which aims at meeting the short term urgent additional bandwidth requirements to almost double the capacity within a 48 hour timeframe, thereby enabling them to undertake and execute unforeseen new project opportunities within record time.

VSNL recently commenced operations in Sri Lanka and Singapore. The company is in the process of setting up operations in Europe and the United States of America. Its international connectivity capabilities, both undersea as well as satellite, offer the greatest diversity in India, which is critical for all customer segments, encompassing wholesale, corporate and retail. The company is augmenting its international connectivity by setting up a 3175 km undersea cable between Chennai and Singapore with a designed capacity of 5.12 tera bits. VSNL is listed across all the major stock exchanges in India and also has its ADRs listed on the New York Stock Exchange. (www.vsnl.com)
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FORWARD-LOOKING AND CAUTIONARY STATEMENTS:
Certain words and statements in this release concerning VSNL and its prospects, and other statements relating to VSNL's expected financial position, business strategy, the future development of VSNL's operations and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of VSNL, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding VSNL's present and future business strategies and the environment in which VSNL will operate in the future. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, changes in government policies or regulations of India and, in particular, changes relating to the administration of VSNL's industry, and changes in general economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in VSNL's control, include, but are not limited to, those risk factors discussed in VSNL's various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. These forward-looking statements speak only as of the date of this release. VSNL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in VSNL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For further details contact:

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
Dr. G. C. Banik, Chief General Manager (PR),           Ms. Meenu Sood
Videsh Sanchar Nigam Limited,                          Vaishnavi Corporate Communications,
Tel: 91-22-5639 5153                                   Tel: 91-22-56568787
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